PENSKE AUTOMOTIVE REPORTS SECOND QUARTER RESULTS
____________________________________________________________

Income from Continuing Operations Increases to $40.5 Million

Related Earnings Per Share Increases to $0.43
___________________________________________________________

BLOOMFIELD HILLS, MI, July 30, 2008 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported that second quarter income from continuing operations increased 1.2% to $40.5 million. Related earnings per share increased 2.4% to $0.43 per share. Net income in the second quarter was $39.9 million, or $0.42 per share, compared with net income of $40.4 million, or $0.43 per share, in the prior year. Revenues of $3.4 billion in the second quarter were consistent with the prior year. Same-store retail revenues declined 5.9%, as unit sales of new vehicles fell 7.7% in the quarter.

“The second quarter was very challenging at the retail level,” said Penske Automotive Group Chairman Roger Penske. “With the rise in gas prices, we saw a rapid shift in consumer demand to more fuel efficient vehicles. Overall, I am very pleased with our performance as our brand mix and diversified business played an important role in achieving growth in income from continuing operations during the quarter. I am particularly pleased to see that our same-store used vehicle unit sales increased 7.3% in the U.S., and that our worldwide new vehicle margins held at 8.4%, despite the difficult market conditions.”

For the six months ended June 30, 2008, revenues increased 1.9% to $6.6 billion. Income from continuing operations for the six months was $74.4 million, which represents an 8.0% increase over adjusted income from continuing operations of $68.9 million in the prior year. Related earnings per share was $0.79 in 2008, which represents an 8.2% increase over adjusted earnings per share from continuing operations in the prior year. Net income for the six months was $73.8 million, which represents a 9.8% increase over adjusted net income of $67.2 million in the prior year. Related earnings per share was $0.78 in 2008, which represents a 9.9% increase over adjusted earnings per share in the prior year. Adjusted 2007 earnings exclude $12.3 million ($0.13 per share) of after-tax costs relating to the redemption of the Company’s 9.625% Senior Subordinated Notes in March of 2007. Reported income from continuing operations and net income for the six months ended June 30, 2007, were $56.6 million, or $0.60 per share, and $54.9 million, or $0.58 per share, respectively.

smart USA

In the second quarter, smart USA Distributor, LLC (“smartUSA”) delivered 7,731 smart fortwos to its dealer network, raising the full year wholesale delivery total to 12,646 vehicles. During the quarter, the 2008 smart fortwo was awarded the highest ratings from the Insurance Institute for Highway Safety (“IIHS”) for front and side crash worthiness. Commenting on smartUSA, Penske said, “The smart distribution business continues to perform well. In particular, I am extremely pleased with the IIHS safety ratings earned by the smart fortwo. Based in part on the outstanding IIHS crash test ratings and the recent rise in gas prices, we received more than 20,000 advance reservations for the fortwo in May and June.”

During the second quarter, the Company did not effect any repurchases under its previously announced share buyback authority. The Company currently projects earnings from continuing operations for the year to be in the range of $1.54 to $1.60. Earnings per share information in 2008 is based on an estimated average of 95.0 million shares outstanding.

Penske Automotive will host a conference call discussing financial results relating to the second quarter of 2008 on July 30, 2008, at 2:00 p.m. EDT. To listen to the conference call, participants must dial (800) 288-8960 [International, please dial (612) 234-9959]. The call will be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 308 retail automotive franchises, representing more than 40 different brands, and 27 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 161 franchises in 19 states and Puerto Rico and 147 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly-owned subsidiary smartUSA Distributor LLC. smartUSA operates 69 smart centers across the United States. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has approximately 16,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales and earnings potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted income from continuing operations and related earnings per share, which exclude certain items disclosed in the release. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure and the period-to-period comparability of the Company’s results from operations.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Tony Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Second Quarter
	2008	2007
Revenues:
New Vehicle	$1,734,440	$1,814,171
Used Vehicle	819,184	825,171
Finance and Insurance, Net	75,995	75,144
Service and Parts	364,139	353,548
Distribution	98,421	—
Fleet and Wholesale Vehicle	270,485	297,151

Total Revenues	3,362,664	3,365,185
Cost of Sales:
New Vehicle	1,588,673	1,662,440
Used Vehicle	755,458	759,553
Service and Parts	159,834	154,670
Distribution	82,605	—
Fleet and Wholesale Vehicle	274,557	296,032

Total Cost of Sales	2,861,127	2,872,695

Gross Profit	501,537	492,490
SG&A Expenses	398,516	385,200
Depreciation and Amortization	13,594	12,864

Operating Income	89,427	94,426
Floor Plan Interest Expense	(16,589)	(19,247)
Other Interest Expense	(12,616)	(12,890)
Equity in Earnings of Affiliates	3,011	2,529

Income from Continuing Operations Before Income Taxes and Minority Interests	63,233	64,818
Income Taxes	(22,258)	(24,059)
Minority Interests	(428)	(702)

Income from Continuing Operations	40,547	40,057
Income (Loss) from Discontinued Operations, Net of Tax	(683)	298

Net Income	$39,864	$40,355

Income from Continuing Operations Per Diluted Share	$0.43	$0.42

Diluted EPS	$0.42	$0.43

Diluted Weighted Average Shares Outstanding	94,895	94,532

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Six Months
	2008	2007
Revenues:
New Vehicle	$3,370,042	$3,438,949
Used Vehicle	1,622,640	1,605,516
Finance and Insurance, Net	150,596	142,976
Service and Parts	727,021	701,502
Distribution	162,191	—
Fleet and Wholesale Vehicle	533,674	556,257

Total Revenues	6,566,164	6,445,200
Cost of Sales:
New Vehicle	3,086,317	3,150,642
Used Vehicle	1,491,307	1,478,793
Service and Parts	319,344	309,468
Distribution	136,223	—
Fleet and Wholesale Vehicle	538,025	552,040

Total Cost of Sales	5,571,216	5,490,943

Gross Profit	994,948	954,257
SG&A Expenses	797,012	754,911
Depreciation and Amortization	27,068	25,204

Operating Income	170,868	174,142
Floor Plan Interest Expense	(33,901)	(35,063)
Other Interest Expense	(24,659)	(31,713)
Equity in Earnings of Affiliates	4,403	1,708
Debt Redemption Charge	—	(18,634)

Income from Continuing Operations Before Income Taxes and Minority Interests	116,711	90,440
Income Taxes	(41,427)	(32,855)
Minority Interests	(863)	(996)

Income from Continuing Operations	74,421	56,589
Loss from Discontinued Operations, Net of Tax	(628)	(1,652)

Net Income	$73,793	$54,937

Income from Continuing Operations Per Diluted Share	$0.79	$0.60

Diluted EPS	$0.78	$0.58

Diluted Weighted Average Shares Outstanding	94,784	94,483

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	6/30/08	12/31/07
Assets
Cash and Cash Equivalents	$17,734	$11,690
Accounts Receivable, Net	432,811	448,985
Inventories	1,790,464	1,682,736
Other Current Assets	91,321	65,948
Assets Held for Sale	7,911	88,165

Total Current Assets	2,340,241	2,297,524
Property and Equipment, Net	692,817	617,874
Intangibles	1,713,503	1,668,261
Other Assets	309,531	84,894

Total Assets	$5,056,092	$4,668,553

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,098,103	$1,070,882
Floor Plan Notes Payable – Non-Trade	549,150	476,854
Accounts Payable	256,062	266,726
Accrued Expenses	260,444	212,310
Current Portion Long-Term Debt	14,255	14,522
Liabilities Held for Sale	10,762	54,745

Total Current Liabilities	2,188,776	2,096,039
Long-Term Debt	1,054,555	830,106
Other Long-Term Liabilities	324,562	320,949

Total Liabilities	3,567,893	3,247,094
Stockholders’ Equity	1,488,199	1,421,459

Total Liabilities and Stockholders’ Equity	$5,056,092	$4,668,553

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data

	Second Quarter		Six Months
	2008	2007	2008	2007
Total Retail Units
New Retail	50,299	51,175	95,849	96,280
Used Retail	28,173	26,853	55,084	52,403

Total Retail	78,472	78,028	150,933	148,683

smart Wholesale Units	7,731	—	12,646	—

Same-Store Retail Units
New Same-Store Retail	45,153	48,895	86,431	93,158
Used Same-Store Retail	26,673	25,499	52,407	50,022

Total Same-Store Retail	71,826	74,394	138,838	143,180

Same-Store Retail Revenue
New Vehicles	$1,596,431	$1,748,722	$3,098,768	$3,339,872
Used Vehicles	767,438	789,465	1,533,256	1,539,760
Finance and Insurance, Net	70,776	73,315	141,145	140,594
Service and Parts	343,943	341,618	687,382	682,174

Total Same-Store Retail	$2,778,588	$2,953,120	$5,460,551	$5,702,400

Same-Store Retail Revenue Growth
New Vehicles	(8.7%)	7.0%	(7.2%)	7.2%
Used Vehicles	(2.8%)	15.9%	(0.4%)	17.9%
Finance and Insurance, Net	(3.5%)	7.9%	0.4%	8.0%
Service and Parts	0.7%	7.3%	0.8%	8.9%
Revenue Mix
New Vehicles	51.6%	53.9%	51.3%	53.4%
Used Vehicles	24.4%	24.5%	24.7%	24.9%
Finance and Insurance, Net	2.3%	2.2%	2.3%	2.2%
Service and Parts	10.8%	10.5%	11.1%	10.9%
Distribution	2.9%	—%	2.5%	—%
Fleet and Wholesale	8.0%	8.9%	8.1%	8.6%
Average Retail Selling Price
New Vehicles	$34,483	$35,450	$35,160	$35,718
Used Vehicles	29,077	30,729	29,458	30,638
Gross Margin	14.9%	14.6%	15.2%	14.8%
Retail Gross Margin – by Product
New Vehicles	8.4%	8.4%	8.4%	8.4%
Used Vehicles	7.8%	8.0%	8.1%	7.9%
Service and Parts	56.1%	56.3%	56.1%	55.9%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)

	Second Quarter		Six Months
	2008	2007	2008	2007
Gross Profit per Retail Transaction
New Vehicles	$2,898	$2,965	$2,960	$2,994
Used Vehicles	2,262	2,444	2,384	2,418
Finance and Insurance	968	963	998	962
Brand Mix:
BMW	21%	22%	21%	22%
Toyota / Lexus	20%	20%	20%	20%
Honda / Acura	15%	15%	15%	14%
Mercedes Benz	10%	10%	10%	11%
Audi	9%	7%	8%	7%
Land Rover	4%	5%	5%	5%
Ferrari / Maserati	4%	3%	4%	2%
Porsche	3%	4%	3%	4%
Other	14%	14%	14%	15%

	100%	100%	100%	100%
Premium	63%	62%	64%	65%
Foreign	32%	30%	31%	29%
Domestic Big 3	5%	8%	5%	6%

	100%	100%	100%	100%
Revenue Mix:
U.S.	63%	63%	62%	62%
International	37%	37%	38%	38%

	100%	100%	100%	100%
Debt to Total Capital Ratio	42%	39%	42%	39%
Rent Expense	$40,148	$37,351	$80,294	$73,586